UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   March 29, 2007

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 N. Reo Street, Suite 300, Tampa, FL 33609

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (813) 261-5157

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

ITEM 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) & (e)

IA Global Inc. (the “Company”) announced that Clifford Bernstein was appointed to the Company’s board of Directors (the “Board”) on March 29, 2007. Mr. Bernstein will serve on the Board until our Annual Meeting of Shareholders in 2007, at which time the Company anticipates that Mr. Bernstein will be nominated to serve for an additional term.

Mr. Bernstein has spent the last decade in a variety of legal and banking positions, concentrating on mergers and acquisitions with a focus on technology companies. Mr. Bernstein has held positions as an attorney with Shearman & Sterling and an investment banker with Citigroup as well as advisory roles with ValueClick Japan, Booz Allen & Hamilton and DKR Oasis. He was awarded a J.D. from Columbia Law School and an LL.M. from Kyushu University, where he was a Monbusho Scholar. Prior to Columbia, Mr. Bernstein worked at Marubeni Corporation and received a B.A. in Government from Dartmouth College.

There was no arrangement or understanding pursuant to which Mr. Bernstein was elected as a director, and there are no related party transactions between Mr. Bernstein and the Company. For accepting appointment as an outside director, Mr. Bernstein received an option to purchase 200,000 shares of common stock pursuant to the Company’s 2000 Stock Option Plan at $.31 per share, which was the adjusted closing price on March 29, 2007, his date of appointment. In accordance with the 2000 Stock Option Plan, the stock options vest quarterly over three years and expire on March 28, 2017. In addition, Mr. Bernstein will receive director fees of $2,200 per month.

ITEM 9.01 - Financial Statements and Exhibits.

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(d)	Exhibits –

Exhibit No.	Description

99.1	Press release dated March 29, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: March 29, 2007

By:	/s/ Mark Scott

Mark Scott

President and Chief Financial Officer